Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 Media@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Second Quarter 2018 Net Income of $335 million
Total Auto Originations of $7.9 Billion Increased 45% YoY; Company Declares $0.20 Per Share Cash Dividend and Announces Inaugural $200 Million Share Repurchase Program; Begins Originations Program With Santander Bank
Dallas, TX (July 25, 2018) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for the second quarter ended June 30, 2018 (“Q2 2018”) of $335 million, or $0.92 per diluted common share.
The Company has declared a cash dividend of $0.20 per share, to be paid on August 8, 2018, to shareholders of record as of the close of business on August 6, 20181. In addition, the Company received authorization to repurchase $200 million of outstanding common stock through June 30, 20191.
“We had a strong second quarter, with clear momentum in our business performance and continued regulatory progress,” said Scott Powell, SC President and CEO. “Earnings were up 26 percent from 2Q 2017, driven by strong originations across all channels, including Chrysler, and by strong credit performance. SHUSA also received a non-objection from the Federal Reserve to our capital plan, which allows SC to pay a meaningful dividend and launch an inaugural share repurchase program.”

Juan Carlos Alvarez, SC Chief Financial Officer, added, “Our ongoing efforts to optimize pricing and dealer experience led to another strong quarter, with robust originations. Our credit performance, with continued stabilization in both gross and net charge-off ratios, resulted in solid financial performance during the second quarter.”

Scott Powell, who is also CEO of Santander US, added, “We are proud of our work since the beginning of the year to prepare for the launch of our program to originate SC auto loans at Santander Bank, which began on July 2, 2018. The originations program is another step forward as we continue to bring the Santander US businesses closer together, leveraging their individual strengths.”

Q2 2018 Highlights (variances compared to the second quarter of 2017 (“Q2 2017”), unless otherwise noted):

•	Total auto originations of $7.9 billion, up 45%

◦	Core retail auto loan originations of $2.6 billion, up 15%

◦	Chrysler Capital loan originations of $2.7 billion, up 51%

◦	Chrysler Capital lease originations of $2.6 billion, up 84%

◦	Chrysler average quarterly penetration rate of 32%, up from 20% during the same quarter last year

•	Net finance and other interest income of $1.1 billion, decreased 6%

◦	Net leased vehicle income of $178 million, increased 36%

•	Retail Installment Contract “RIC” gross charge-off ratio of 15.2% down 130 basis points

◦	RIC net charge-off ratio of 6.0%, down 150 basis points

◦	Auction-plus recovery rate of 60.6%, up 670 basis points

•	Troubled Debt Restructuring (“TDR”) balance of $6.0 billion, down $40 million vs. March 31, 2018

•	Return on average assets of 3.3%, up from 2.7%

•	Issued $3.5 billion in asset-backed securities “ABS”

•	Asset sales of $1.2 billion executed through the Santander flow agreement

◦	Full roll-out of SBNA originations program in July

•	Common equity tier 1 (“CET1”) ratio of 16.7%, up from 14.3%

•	Expense ratio of 2.2%, flat

Finance receivables, loans and leases, net2 of $37.1 billion, increased compared to $34.8 billion at December 31, 2017.

Net finance and other interest income decreased 6 percent to $1.07 billion in Q2 2018 from $1.14 billion in Q2 2017, primarily driven by lower average RIC balances and an increase in benchmark rates.

Servicing fee income decreased 14 percent to $28 million in Q2 2018, from $32 million in Q2 2017, driven by lower serviced for others balances. SC's serviced for others portfolio of $9.5 billion as of Q2 2018 decreased 4 percent from $9.9 billion the prior year quarter and increased 9 percent from $8.7 billion versus Q1 2018.

RIC delinquency ratio3 of 4.2 percent in Q2 2018 decreased compared to 5.2 percent in Q2 2017.

RIC net charge-off ratio4 decreased to 6.0 percent in Q2 2018 from 7.5 percent in Q2 2017. Provision for credit losses decreased to $353 million in Q2 2018 from $521 million the prior year quarter.
Allowance ratio5 decreased 80 basis points, to 11.5 percent at the end of Q2 2018, from 12.3 percent at the end of Q1 2018.

Recorded net investment losses of $83 million in Q2 2018, compared to net investment losses of $100 million in Q2 2017. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio6. Excluding the impact of personal lending, net investment losses totaled $7 million.

During Q2 2018 SC incurred $277 million of operating expenses, down 2 percent from $282 million in Q2 2017. SC's expense ratio of 2.2 percent for the quarter, was flat compared to 2.2 percent during the same period last year.

1The timing and amount of any capital actions will depend on various factors, including the business plans and financial performance of both SC and SHUSA, as well as market conditions, and any SC capital distribution is subject to approval of the Company's and SHUSA's respective boards of directors.
2Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
3Delinquency ratio is defined as the ratio of end of period delinquent principal over 60 days to end of period gross balance of the respective portfolio, excludes capital leases.
4Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
5Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $36 million and finance receivables and personal loans held for sale of $1.2 billion.
6The current period losses were primarily driven by $76 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $90 million in customer default activity, partially offset by a $14 million decrease in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC will host a conference call and webcast to discuss its Q2 2018 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, July 25, 2018. The conference call will be accessible by dialing 888-394-8218 (U.S. domestic), or 323-701-0225 (international), conference ID 5415846. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q2 2018 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 5415846, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has an average managed asset portfolio of approximately $50 billion (as of June 30, 2018), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2018

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$319,688	$527,805
Finance receivables held for sale, net	1,246,732	2,210,421
Finance receivables held for investment, net	24,096,770	22,427,769
Restricted cash	2,125,410	2,553,902
Accrued interest receivable	286,164	326,640
Leased vehicles, net	11,729,482	10,160,327
Furniture and equipment, net	64,599	69,609
Federal, state and other income taxes receivable	100,517	95,060
Related party taxes receivable	467	467
Goodwill	74,056	74,056
Intangible assets	31,613	29,734
Due from affiliates	35,398	33,270
Other assets	1,062,240	913,244
Total assets	$41,173,136	$39,422,304
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$4,502,823	$4,848,316
Notes payable — secured structured financings	24,300,820	22,557,895
Notes payable — related party	3,125,963	3,754,223
Accrued interest payable	43,882	38,529
Accounts payable and accrued expenses	470,439	429,531
Deferred tax liabilities, net	1,079,557	897,121
Due to affiliates	154,192	82,382
Other liabilities	449,726	333,806
Total liabilities	$34,127,402	$32,941,803

Equity:
Common stock, $0.01 par value	3,614	3,605
Additional paid-in capital	1,693,896	1,681,558
Accumulated other comprehensive income, net	62,449	44,262
Retained earnings	5,285,775	4,751,076
Total stockholders’ equity	$7,045,734	$6,480,501
Total liabilities and equity	$41,173,136	$39,422,304

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,156,536	$1,232,252	$2,270,673	$2,441,438
Leased vehicle income	537,897	429,264	1,042,175	847,497
Other finance and interest income	8,494	5,205	15,631	9,030
Total finance and other interest income	1,702,927	1,666,721	3,328,479	3,297,965
Interest expense	273,953	233,371	514,981	460,460
Leased vehicle expense	360,335	298,224	719,018	588,395
Net finance and other interest income	1,068,639	1,135,126	2,094,480	2,249,110
Provision for credit losses	352,575	520,555	811,570	1,155,568
Net finance and other interest income after provision for credit losses	716,064	614,571	1,282,910	1,093,542
Profit sharing	12,853	8,443	17,230	16,388
Net finance and other interest income after provision for credit losses and profit sharing	703,211	606,128	1,265,680	1,077,154
Investment losses, net	(82,634)	(99,522)	(169,154)	(175,921)
Servicing fee income	27,538	31,953	53,720	63,637
Fees, commissions, and other	77,480	91,964	162,871	192,159
Total other income	22,384	24,395	47,437	79,875
Compensation expense	118,598	127,894	240,603	264,156
Repossession expense	63,660	67,269	135,741	138,568
Other operating costs	94,692	87,252	188,518	184,769
Total operating expenses	276,950	282,415	564,862	587,493
Income before income taxes	448,645	348,108	748,255	569,536
Income tax expense	114,004	83,433	171,315	161,434
Net income	$334,641	$264,675	$576,940	$408,102

Net income per common share (basic)	$0.93	$0.74	$1.60	$1.14
Net income per common share (diluted)	$0.92	$0.74	$1.59	$1.13
Dividend paid per common share	$0.05	$—	$0.10	$—
Weighted average common shares (basic)	361,268,112	359,461,407	360,987,233	359,284,213
Weighted average common shares (diluted)	362,057,614	359,828,690	361,829,283	359,928,003

Table 3: Other Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.5%	16.1%	15.4%	15.8%
Yield on purchased receivables portfolios	24.1%	20.4%	25.9%	20.3%
Yield on receivables from dealers	3.4%	5.6%	3.2%	5.4%
Yield on personal loans (1)	24.6%	25.3%	24.5%	25.0%
Yield on earning assets (2)	13.0%	13.7%	12.9%	13.5%
Cost of debt (3)	3.4%	3.0%	3.3%	2.9%
Net interest margin (4)	10.4%	11.3%	10.3%	11.2%
Expense ratio (5)	2.2%	2.2%	2.3%	2.3%
Return on average assets (6)	3.3%	2.7%	2.9%	2.1%
Return on average equity (7)	19.4%	19.1%	17.1%	15.0%
Net charge-off ratio on individually acquired retail installment contracts (8)	6.0%	7.5%	7.1%	8.2%
Net charge-off ratio on purchased receivables portfolios (8)	(6.1)%	0.8%	(5.1)%	0.7%
Net charge-off ratio on personal loans (8)	45.2%	39.0%	47.7%	61.3%
Net charge-off ratio (8)	6.0%	7.5%	7.1%	8.2%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.2%	5.2%	4.2%	5.2%
Delinquency ratio on personal loans, end of period (9)	12.0%	12.7%	12.0%	12.7%
Delinquency ratio on loans held for investment, end of period (9)	4.2%	5.2%	4.2%	5.2%
Allowance ratio (10)	11.5%	12.6%	11.5%	12.6%
Common stock dividend payout ratio (11)	5.4%	—	6.3%	—
Common Equity Tier 1 capital ratio (12)	16.7%	14.3%	16.7%	14.3%
Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$398,658	$512,621	$936,450	$1,111,554
Charge-offs, net of recoveries, on purchased receivables portfolios	(565)	419	(993)	772
Charge-offs, net of recoveries, on personal loans	515	1,321	1,264	4,779
Charge-offs, net of recoveries, on capital leases	406	1,278	712	2,592
Total charge-offs, net of recoveries	$399,014	$515,639	$937,433	$1,119,697
End of period delinquent principal over 59 days, individually acquired retail installment contracts held for investment	1,149,429	1,412,377	1,149,429	1,412,377
End of period delinquent principal over 59 days, personal loans	164,458	177,615	164,458	177,615
End of period delinquent principal over 59 days, loans held for investment	1,151,410	1,417,461	1,151,410	1,417,461
End of period assets covered by allowance for credit losses	27,412,597	27,342,511	27,412,597	27,342,511
End of period gross individually acquired retail installment contracts held for investment	27,373,181	27,240,542	27,373,181	27,240,542
End of period gross personal loans	1,370,888	1,400,369	1,370,888	1,400,369
End of period gross finance receivables and loans held for investment	27,427,980	27,512,362	27,427,980	27,512,362
End of period gross finance receivables, loans, and leases held for investment	40,283,898	37,916,523	40,283,898	37,916,523
Average gross individually acquired retail installment contracts held for investment	26,633,832	27,168,965	26,280,006	27,136,965
Average gross personal loans held for investment	4,562	13,566	5,304	15,587
Average gross individually acquired retail installment contracts held for investment and held for sale	$27,534,479	$28,202,716	$27,221,983	$28,235,651
Average gross purchased receivables portfolios	37,284	202,097	39,257	211,494
Average gross receivables from dealers	15,361	68,810	15,507	69,361
Average gross personal loans	1,375,877	1,402,416	1,421,861	1,450,002
Average gross capital leases	20,937	25,752	21,699	28,235
Average gross finance receivables and loans	$28,983,938	$29,901,791	$28,720,307	$29,994,743
Average gross operating leases	12,219,612	10,191,380	11,856,109	10,016,322
Average gross finance receivables, loans, and leases	41,203,550	40,093,171	40,576,416	40,011,065
Average managed assets	50,306,666	50,435,958	49,494,154	50,844,426
Average total assets	40,901,810	39,216,971	40,334,031	39,063,816
Average debt	31,898,900	31,519,486	31,589,063	31,545,144
Average total equity	6,891,934	5,540,371	6,737,055	5,434,973

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio. Effective as of September 30, 2016, the Company records the charge-off activity for certain personal loans within the provision for credit losses due to the reclassification of these loans from held for sale to held for investment.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.

(12)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for individually acquired retail installment contracts for the three and six months ended June 30, 2018 and 2017 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,586,557	$1,595,465	$1,836,730	$1,604,489
Provision for credit losses	242,286	112,144	172,990	345,380
Charge-offs	(584,296)	(427,079)	(654,613)	(457,102)
Recoveries	396,667	216,050	405,702	193,392
Balance — end of period	$1,641,214	$1,496,580	$1,760,809	$1,686,159

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,529,815	$1,731,320	$1,799,760	$1,611,295
Provision for credit losses	553,007	260,102	515,082	632,385
Charge-offs	(1,263,735)	(946,661)	(1,388,767)	(947,645)
Recoveries	822,127	451,819	834,734	390,124
Balance — end of period	$1,641,214	$1,496,580	$1,760,809	$1,686,159

A summary of delinquencies of our individually acquired retail installment contracts as of June 30, 2018 and December 31, 2017 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Principal	June 30, 2018[1]		December 31, 2017[1]
Principal 30-59 days past due	$2,532,058	9.3%	$2,822,686	10.9%
Delinquent principal over 59 days[2]	1,149,429	4.2%	1,541,728	5.9%
Total delinquent contracts	$3,681,487	13.5%	$4,364,414	16.9%

Within the total delinquent principal above, retail installment contracts acquired individually held for investment that were placed on nonaccrual status, as of June 30, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

Nonaccrual Principal	June 30, 2018[1]		December 31, 2017[2]
Non-TDR	$505,399	1.8%	$666,926	2.6%
TDR	1,554,860	5.7%	1,390,373	5.4%
Total nonaccrual principal	$2,060,259	7.5%	$2,057,299	7.9%

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of June 30, 2018 and December 31, 2017 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	June 30, 2018	December 31, 2017
TDR - Unpaid principal balance	$5,958,564	$6,261,894
TDR - Impairment	1,496,580	1,731,320
TDR - Allowance ratio	25.1%	27.6%

Non-TDR - Unpaid principal balance	$21,414,617	$19,681,394
Non-TDR - Allowance	1,641,214	1,529,815
Non-TDR Allowance ratio	7.7%	7.8%

Total - Unpaid principal balance	$27,373,181	$25,943,288
Total - Allowance	3,137,794	3,261,135
Total - Allowance ratio	11.5%	12.6%

1Percent of unpaid principal balance.
2Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations
The Company's originations of individually acquired loans and leases, including revolving loans, average APR, and discount were as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017	March 31, 2018
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$4,630,704	$3,750,752	$8,014,110	$6,669,307	$3,866,494
Average APR	16.8%	15.6%	17.0%	16.7%	16.1%
Average FICO® (a)	602	612	599	598	611
Discount	0.004%	0.3%	0.2%	0.4%	0.3%

Personal loans (b)	340,088	351,068	613,416	638,764	273,328
Average APR	27.1%	25.7%	28.3%	25.7%	26.0%

Leased vehicles	2,632,052	1,426,957	4,725,657	3,027,616	2,093,604

Capital lease	2,058	1,001	4,456	$2,178	$2,398
Total originations retained	$7,604,902	$5,529,778	$13,357,639	$10,337,865	$6,235,824

Sold Originations (c)
Retail installment contracts	$683,935	$304,748	$1,553,979	$1,172,771	$386,956
Average APR	7.6%	6.6%	7.3%	6.2%	6.8%
Average FICO® (d)	726	725	726	727	732
Total originations sold	$683,935	$304,748	$1,553,979	$1,172,771	$386,956

Total originations	$8,288,837	$5,834,526	$14,911,618	$11,510,636	$6,622,780

(a)
Unpaid principal balance excluded from the weighted average FICO score is $594 million, $503 million, $1 billion, $1.0 billion, and $461 million for the three months ended June 30, 2018 and 2017, the six months ended June 30, 2018 and 2017, and the three months ended March 31, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $44 million, $49 million, $77 million, $77 million, and $54 million, respectively, were commercial loans.

(b)
Effective as of three months ended December 31, 2017, the Company revised its approach to define origination volumes for Personal Loans to include new originations, gross of paydowns and charge-offs, related to customers who took additional advances on existing accounts (including capitalized late fees, interest and other charges), and newly opened accounts. In the prior periods, the Company reported net balance increases on personal loans as origination volume. Included in the total origination volume is $58 million , $48 million, $84 million, $71 million, and $17 million for the three months ended June 30, 2018 and 2017, the six months ended June 30, 2018 and 2017, and the three months ended March 31, 2018, respectively, related to newly opened accounts.

(c)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(d)
Unpaid principal balance excluded from the weighted average FICO score is $54 million, $39 million, $121 million, $156 million, and $32 million for the three months ended June 30, 2018 and 2017, the six months ended June 30, 2018 and 2017, and the three months ended March 31, 2018, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $26 million, $14 million, $67 million, $58 million, and $20 million, respectively, were commercial loans.

SBNA Originations Program
Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. During the three and six months ended June 30, 2018, the Company facilitated the purchase of $29 million and $53 million of retail installment contacts, respectively.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$1,156,060	$566,309	$2,631,313	$1,496,899
Average APR	7.5%	6.6%	7.0%	6.2%
Average FICO®	724	725	726	726

Total asset sales	$1,156,060	$566,309	$2,631,313	$1,496,899

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of June 30, 2018, and December 31, 2017, are as follows:

	June 30, 2018	December 31, 2017
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$27,408,764	$25,986,532
Average APR	16.6%	16.5%
Discount	1.0%	1.5%

Personal loans	$4,016	$6,887
Average APR	31.8%	31.8%

Receivables from dealers	$15,200	$15,787
Average APR	4.2%	4.2%

Leased vehicles	$12,835,718	$11,175,602

Capital leases	$20,200	$22,857

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2018	June 30, 2017
	(Unaudited, Dollar amounts in thousands)
Total equity	$7,045,734	$5,678,733
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	166,241	177,619
Deduct: Accumulated other comprehensive income (loss), net	62,449	27,860
Tier 1 common capital	$6,817,044	$5,473,254
Risk weighted assets (a)	$40,744,526	$38,368,928
Common Equity Tier 1 capital ratio (b)	16.7%	14.3%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.